D. Brooks and Associates CPA’s, P.A.

Certified Public Accountants   Valuation Analyst    Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Exhibit 23.2

We have issued our report dated May 22, 2015, with respect to the financial statements for the period ended December 31, 2014 of Unlimited Aerial Systems, LLP contained in the Registration Statement Amendment No. 3 and Prospectus contained therein of UAS Drone Corp. on Form S-1. We hereby consent to the use of the aforementioned report in the Registration Statement Amendment No. 3 and Prospectus contained therein, and to the use of our name as it appears under the heading “Experts.”

D. Brooks and Associates CPA’s, P.A. West Palm Beach, FL

August 25, 2015

D. Brooks and Associates CPA’s, P.A. 319 Clematis Street, Suite 318 West Palm Beach, FL 33412 – (561) 429-6225